Exhibit h(12) under Form N-1A
Exhibit 10 under Item 601/Reg. S-K

Agreement for Administrative Services
between
Federated Administrative Services
and
Federated Enhanced Treasury Income Fund

This Amendment Number 5 (the “Amendment”) to the Agreement for Administrative Services, dated November 1, 2003 (the “Agreement”) between Federated Enhanced Treasury Income Fund (the “Fund”) and Federated Administrative Services (the “Company”) is made and entered into as of the 15th day of January, 2010.  Terms used as defined terms herein, which are not otherwise defined herein, shall have the meanings ascribed thereto in the Agreement.

WHEREAS, the Fund has entered into the Agreement with the Company; and

WHEREAS, the Fund and the Company wish to amend the Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.      Amendment to the Agreement.  The Agreement is hereby amended by deleting Article 5 in its entirety and replacing it with the following:

Article 5.  Compensation.

The Company shall not charge a fee for its services to the Fund rendered hereunder.

2.	Effectiveness. The Amendments set forth herein shall become effective as to the Fund as of the date of initial investment in the Fund.

3.	No Other Amendments. Except as expressly amended hereby, the Agreement shall continue in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

FEDERATED ENHANCED TREASURY INCOME FUND

By:  /s/ C. Todd Gibson
Name:  C. Todd Gibson
Title:  Assistant Secretary

FEDERATED ADMINISTRATIVE SERVICES

By:  G. Andrew Bonnewell
Name:  G. Andrew Bonnewell
Title:   Assistant Secretary